Exhibit 10.4

2013 and 2014 Executive Officer Compensation Arrangements

The compensation for the executive officers of Cerus Corporation regarding annual base salaries and target bonus percentages were as follows:

Name	2013 Annual Base Salary (1)	2013 Targeted Bonus (as a % of 2012 Annual Base Salary)	2014 Annual Base Salary (1)	2014 Targeted Bonus (as a % of 2013 Annual Base Salary)
William M. Greenman President and Chief Executive Officer	$500,000	60%	$525,000	60%
Laurence M. Corash, M.D. Senior Vice President, Chief Scientific Officer	$399,866	40%	$407,863	40%
Carol Moore Senior Vice President, Regulatory Affairs, Quality and Clinical	$316,891	40%	$326,398	40%
Chrystal N. Menard Chief Legal Officer	$280,000	35%	$301,000	40%
Kevin D. Green Vice President, Finance and Chief Financial Officer(2)	$279,607	35%	$313,160	40%
Caspar Högeboom(3) President, Cerus Europe B.V.	$301,961	40%	$325,980	40%

(1)	Annual base salary was effective March 1, 2013.

(2)	Mr. Green’s title changed from Vice President, Finance and Chief Accounting Officer to Vice President and Chief Financial Officer effective February 28, 2013.

(3)	Mr. Högeboom’s 2013 annual base salary of €230,153 has been converted from Euros to United States dollar by applying an average exchange rate of €1 to $1.312 which was the exchange rate in effect on March 1, 2013. Mr. Högeboom’s 2014 annual base salary of €237,059 has been converted from Euros to United States dollar using the exchange rate of €1 to $1.3751, which was the exchange rate in effect on March 1, 2014.